Exhibit 99.1

NEW INVESTMENTS PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (March 26, 2019) - TriLinc Global Impact Fund, LLC (“TriLinc Global Impact Fund” or “TGIF”) announced today that it recently approved $8.3 million in a term loan transaction, bringing total financing commitments as of February 28, 2019 to $449.2 million for business expansion and socioeconomic development through its holdings in Sub-Saharan Africa, Latin America, Southeast Asia, and Emerging Europe.

TGIF is an impact investing fund that provides growth-stage loans and trade finance to established small and medium enterprises (“SMEs”) in developing economies where access to affordable capital is significantly limited.  Impact Investing is defined as investing with the specific objective of achieving a competitive financial return as well as creating positive, measurable impact in communities across the globe.  The transaction details are summarized below.

On February 7, 2019 TGIF funded an $8,275,000 term loan facility to a leading aluminum alloy wheel manufacturer in the Netherlands striving to replace energy-intensive steel wheels. Priced at 8.00%, the transaction is expected to mature on February 7, 2023, and is secured by pledges of shares, corporate guarantees, and promissory notes. TGIF is sponsored by TriLinc Global, LLC (“TriLinc”). Two other funds sponsored by TriLinc also have made financing commitments to the borrower, such that the aggregate commitment amount to the borrower by TriLinc-sponsored funds is $18,975,000, including the $8,275,000 term loan facility made by TGIF, and term loan facilities made by TriLinc Sustainable Income Fund, LLC and TriLinc Global Impact Fund II, LLC. The financing provided by all three TriLinc-sponsored funds is expected to be utilized by the borrower to increase production of aluminum alloy wheels to help meet the rising demand of European electric vehicles and create the borrower’s scrap aluminum recycling program. Additionally, the borrower has indicated an intent to utilize the financing to help create a new air ventilation system to improve indoor air quality and the workers’ overall working conditions.

“TGIF’s recent investment activity demonstrates our commitment to continuing to diversify our portfolio by making our third impact investment into an SME in Emerging Europe,” said Gloria Nelund, CEO of TGIF. “By extending financing to companies like this aluminum alloy wheel manufacturer, TGIF is supporting an energy and resource efficient company combat climate change as well as helping Europe meet is growing demand for electric vehicles.”

About TriLinc Global Impact Fund

TGIF is a public non-traded, externally managed, limited liability company that makes impact investments in SMEs in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact.  TGIF invests in SMEs through experienced local market sub-advisors, and expects to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments.  In addition, the Company aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives.

Forward-Looking Statements

This press release contains forward-looking statements (including, without limitation, statements concerning the use of financing provided to a borrower and the expected repayment of financing extended to the borrower) that are based on TGIF’s current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties, including, without limitation, the future operating performance of the borrower and those risks set forth in the “Risk Factors” section of TGIF’s most recent Annual Report on Form 10-K, as amended or supplemented by TGIF’s other filings with the Securities and Exchange Commission. Although these forward-looking statements reflect management’s belief as to future events, actual events or TGIF’s investments and results of operations could differ materially from those expressed or implied in these forward-looking statements. To the extent that TGIF’s assumptions differ from actual results, TGIF’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. TGIF cannot assure you that it will attain its investment objectives.